Exhibit 99.1

Investor Contact:	Media Contact:
Andy Milevoj	press@1800flowers.com
investors@1800flowers.com

1-800-FLOWERS.COM, Inc. Enters into Definitive Agreement to Sell PersonalizationMall.com® and Things Remembered® to PlanetArt®

Transaction Sharpens Portfolio Focus, Strengthens Financial Position and Provides Additional Capacity to Invest in the Company’s Primary Brands and Strategic Growth Initiatives

Jericho, NY, September 29, 2026 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) (the “Company”), a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships, today announced that it has entered into a definitive agreement to sell PersonalizationMall.com and Things Remembered to PlanetArt, LLC, a leading global technology platform for personalized, make on demand e-commerce products, for approximately $45 million in cash, subject to customary closing conditions.
The transaction represents another step in 1-800-FLOWERS.COM, Inc.’s ongoing efforts to simplify its business, increase its focus on its primary brands, and allocate resources toward the opportunities it believes offer the greatest potential to drive sustainable, profitable growth and long-term shareholder value.
“The sale of PersonalizationMall.com enables us to further sharpen our portfolio focus, strengthen our financial position and create additional capacity to invest in the strategic initiatives we believe offer the greatest opportunity to drive improved performance and long-term growth,” said Adolfo Villagomez, Chief Executive Officer of 1-800-FLOWERS.COM, Inc. “As we continue to simplify our business, we are taking a disciplined approach to where ownership creates strategic value and where partnerships can provide a more efficient way to serve our customers. This transaction reflects that approach and provides us with greater financial flexibility as we continue executing our transformation and positioning the Company for sustainable, profitable growth. We believe PlanetArt is a strong strategic fit for PersonalizationMall.com and Things Remembered and is well positioned to support the business’s continued growth and success.”
In connection with the transaction, the Company and PlanetArt expect to enter into a commercial agreement that will enable 1-800-FLOWERS.COM, Inc. to continue offering select PersonlizationMall.com product to its customers.
The transaction is targeted to close within the coming weeks, subject to customary closing conditions.

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Fiscal 2027 Outlook
The Company’s fiscal 2027 guidance provided on September 10, 2026, did not incorporate the impact of the transaction announced today. The Company is evaluating the impact of the transaction on its fiscal 2027 financial results, along with the planned reinvestment of a portion of the proceeds in revenue-generating initiatives across its primary brands.  The Company expects to provide an update regarding its fiscal 2027 guidance in conjunction with its fiscal 2027 first quarter earnings release.
About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Card Isle®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Simply Chocolate® and Scharffen Berger®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge on eligible products across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help its members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac®, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized among America’s Most Trustworthy Companies by Newsweek for 2024. 1-800-FLOWERS.COM, Inc. was also recognized as one of America’s Most Admired Workplaces for 2025 by Newsweek and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com.
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Special Note Regarding Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or forecasts concerning future events; they do not relate strictly to historical or current facts. Such statements can generally be identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “foresee,” “forecast,” “likely,” “should,” “will,” “target,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements relating to future actions; the Company’s ability to complete its planned divestiture of PersonalizationMall.com and Things Remembered, including the timing of the transaction; the Company’s ability to leverage its operating platform and reduce its operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic priorities; its ability to cost effectively acquire and retain customers and drive purchase frequency; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company cannot guarantee that any forward-looking statement will be realized.
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Achievement of future results is subject to risk, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

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